EXHIBIT 10.1

[TRW LETTERHEAD]

January 10, 2014

STRICTLY PRIVATE AND CONFIDENTIAL

Mr. David Meline

3M Corporate Headquarters

3M Center

Building 220-14E-15

St. Paul, MN 55144-1000

Dear David:

This letter confirms the offer for appointment as a member of the Board of Directors of TRW Automotive Holdings Corp.  Your term would begin upon approval of your nomination by the full Board at its meeting scheduled on February 12, 2014 at our headquarters in Livonia, Michigan.  The calendars of Board and Committee meetings for each of the 2014 and 2015 years are enclosed.

Compensation

Our compensation arrangement for independent directors is as follows:

Annual Cash Retainer:  Directors will be paid a cash retainer of $100,000 per year.

Expenses:  The Company will reimburse you for reasonable out-of-pocket expenses for attendance at Board meetings pursuant to the Company’s travel policy.

Annual RSU Grant:  You will receive an annual grant of restricted stock units, which cliff vest in 12 months.  The number of such units granted annually varies but is valued at approximately $110,000.

Share Ownership Guidelines:  The Company’s share ownership guideline for Directors is 8,000 shares.  This can be accumulated over a five-year period.

Directors and Officers Insurance

The Company has a Directors and Officers insurance policy in place.  A chart explaining the policy is enclosed for your information.

Director Secrecy Agreement

Because of the sensitivity of the information to which you have or will have access, we ask that you execute a Director Secrecy Agreement similar to the Confidential Information Agreement executed by all Company employees at the time of their employment.  Two copies are enclosed.  Please sign both and return one copy to Sheri Roberts.

David, we think your years of experience at 3M and previously at General Motors will enable you to make a strong contribution to the future prosperity of TRW Automotive.  We are looking forward to your joining the Board.

Sincerely,

/s/ John C. Plant
John C. Plant
Chairman and Chief Executive Officer

Enclosures